UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 25, 2015

____________________

CollabRx, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141

(Commission File Number)

68-0370244

(I.R.S. Employer Identification No.)

44 Montgomery Street, Suite 800

San Francisco, CA 94104-4811

(Address of Principal Executive Offices)

(415) 248-5350

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2015, CollabRx, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp. as underwriter (the “Underwriter”), relating to an underwritten public offering, for the issuance and sale of 2,362,205 shares (the “Shares”) of the Company’s common stock (the “Common Stock”). The price to the public in this offering is $1.27 per share, and the Underwriter has agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of approximately $1.18 per share. The estimated gross public offering proceeds will be approximately $3.0 million. The Company expects the net proceeds from the sale of the Shares to be approximately $2.7 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The offering is expected to close on or about March 3, 2015, subject to customary closing conditions contained in the Underwriting Agreement. In addition, the Company granted to the Underwriter under the terms of the Underwriting Agreement, an option, exercisable for 45 days, to purchase up to an additional 354,330 shares of its Common Stock under the same terms and conditions solely to cover over-allotments, if any.

The offering is being made pursuant to the prospectus supplement dated February 25, 2015 and an accompanying prospectus dated February 3, 2014, pursuant to our existing effective shelf registration statement on Form S-3 (Registration No. 333-193019).

In connection with the offering, the Company will issue to the Underwriter a warrant (the “Underwriter’s Warrant”) to purchase 70,866 shares of Common Stock, at an exercise price of approximately $1.59 per share, as part of the Underwriter’s compensation. The Underwriter’s Warrant will become exercisable on the date that is one year following the closing of the offering, until the date that is five years from the closing of the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. Subject to certain exceptions, the Company also agreed to not sell or transfer any Common Stock of the Company for 90 days after February 25, 2015 without first obtaining the consent of the Underwriter.

Copies of the Underwriting Agreement and the Underwriter’s Warrant are attached as Exhibits 1.1 and 4.1, respectively, to this report and are incorporated herein by reference, and the foregoing descriptions of the Underwriting Agreement and the Underwriter’s Warrant do not purport to be complete and are qualified in their entirety by reference to such exhibits. A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Exhibits.

1.1	Underwriting Agreement, dated February 25, 2015

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated February 25, 2015, regarding pricing of public offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2015	COLLABRX, INC.

	By:	/s/ Thomas R. Mika
	Name:	Thomas R. Mika
	Title:	President & Chief Executive Officer